Exhibit 99.1

Report to Shareholders

Dear Fellow Shareholder:

In the present crisis, many of us are reminded of Winston Churchill during World War II. Churchill had been, of course, an early and outspoken advocate for taking the Nazi threat seriously and being prepared. (His newspaper columns from that time are collected in his book, Step by Step: Political Writings: 1936-1939.)(1)

Before he became Prime Minister he said:

‘‘... let pre-war feuds die; let personal quarrels be forgotten, and let us keep our hatreds for the common enemy. Let party interest be ignored, let all our energies be harnessed, let the whole ability and forces of the nation be hurled into the struggle, and let all the strong horses be pulling on the collar.’’

Churchill was a great statesman. We’ll do our best to heed his call in today’s crisis.

In this letter I will address several key areas of our business before concluding with a look forward. A more detailed summary of the business and financial highlights of the past year follows this letter.

PEOPLE

On March 9, we sent an email to our corporate staff in Dedham, Massachusetts, indicating that those who were uncomfortable coming into the office should work remotely. Two days later we reiterated that advice during the day. That evening at midnight I sent an email strongly encouraging people to work from home beginning the next day. Our office essentially has been in work-from-home mode since March 12. While our corporate office employees could readily shift to working from home, our plant employees could not for the most part. Our business is power generation. Keeping the lights on is an essential service. Our employees have been given letters from various states and provinces to allow them to travel to work. To date, we are fortunate that none of our employees has tested positive for coronavirus. Where there has been potential exposure, people have self-quarantined. Our plants have continued to operate without interruption. Our plant employees are among the many heroes at work today in the United States and Canada. On March 13, we sent an email to all our employees announcing that there would be no layoffs, salary cuts, or benefit reductions due to the pandemic. Our financial strength—hard won after years of paying down debt and reducing corporate overhead—means we came into the crisis well positioned to navigate a perfect storm. Our financial strength is also benefiting our shareholders.

CAPITAL ALLOCATION

As I noted in our March 18 press release:

‘‘We have highly contracted EBITDA(2) and operating cash flow. More than 95% of our cumulative EBITDA(2) and operating cash flow through 2024 is generated under PPAs (Power Purchase Agreements) with an average remaining term of approximately six years. These PPAs are predominantly with investment-grade counterparties. We plan to continue allocating the majority of this strong cash flow to debt repayment, and expect to amortize the balance of our Term Loan by the April 2025 maturity. During this five-year period we expect to generate significant discretionary cash flow after debt repayment, as we noted on our fourth quarter 2019 conference call.’’

There are basically five things that a company can do with its discretionary capital—invest in its own business; pay down debt; undertake mergers or acquisitions; repurchase equity securities; and pay common dividends. This is how we have allocated capital among those five potential uses during the past five to seven years:

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1. Invest in the Business

In previous years we made significant discretionary investments in our power plants. These were investments in excess of maintenance capital expenditures that were made to improve operating efficiency, increase production, and/or reduce operating costs. The effort started before the current management team was in place. From 2013 through 2016, we invested a total of $25 million. The returns on these investments were attractive, but we have picked the low-hanging fruit and there is less need for this type of investment today.

2. Pay Down Debt

Debt reduction is not driven by the returns available on our debt, but rather the priority of strengthening our balance sheet. We believe this is prudent given the nature of our business, our asset profile, and the state of the power markets. We have reduced our consolidated debt by more than $1.2 billion since year-end 2013. Cash interest savings resulting from this debt reduction and several re-pricings of our credit facilities total approximately $89 million annualized. As a result of this balance sheet improvement and commitment to further delevering, we have received several credit rating upgrades from the rating agencies since late 2015, which also help to lower our cost of capital.

3. Mergers & Acquisitions

In thinking about capital allocation, we focus on intrinsic value per share, not the absolute size of our business. We want to grow the business, of course, but when returns on internal uses of capital are better than those available on external investments, we want to make the rational, disciplined choice in terms of the impact on intrinsic value per share.

We are always looking for new investments, but from 2015 through 2017, we did not find anything compelling. Then in 2018 and 2019, we invested a total of $45 million to acquire ownership interests in a hydro facility and four biomass plants. The PPAs on these five plants expire between year-end 2027 and late 2043, so they extend our remaining average contract term and increase our long-term cash flows. The acquisition of the 50% of the Koma Kulshan hydro facility that we did not already own was in response to the other owner seeking to exit. The investment return was acceptable but not outstanding, but we know the plant well and we think hydro has a long economic life beyond the PPA term. In contrast, biomass is an unpopular technology that is more difficult to operate. Our returns on the biomass acquisitions are expected to be in excess of 15% unlevered pre-tax. We have approximately $523 million in net operating losses, and thus we do not expect to pay significant federal cash taxes in either the United States or Canada for some time ahead.

We are also willing to sell assets when doing so represents the best outcome for our shareholders. In 2019, we reached an agreement to sell our Manchief plant to the customer under the PPA in May 2022, following the expiration of the PPA. By retaining ownership of Manchief until then, we will continue to realize the cash flows for the remaining PPA term. At closing, we will use the $45.2 million of proceeds to further pay down debt.

4. Buy Back Shares

Since December 2015, we have invested $47.0 million in the repurchase of approximately 20.8 million common shares at an average price of $2.26 per share. Year to date, we have significantly accelerated our repurchases of common shares. In addition, since June 2017, we have invested Cdn$33.6 million (US$25.5 million equivalent) in the repurchase of more than 2.1 million preferred shares at an average discount to par of 37% and implied after-tax returns ranging between 10% and 12%.

5. Pay Common Dividends

We paid $10 million of common dividends in 2015. We omitted the dividend in 2016 because we believed then, and continue to believe, that payment of a common dividend is not consistent with the characteristics of our business model or current market conditions.

As we consider potential options for the use of our discretionary capital, our preference is to invest in our business, which we understand best. We pay down debt not based on the returns from doing so, but from a desire to reduce risk and costs, and to right size our debt relative to our Project Adjusted EBITDA(2) outlook.

External investments grow the overall size of the business, while share buybacks take cash out of the business and return it to shareholders. Again, we are driven by intrinsic value per share. We will shrink our balance sheet through buybacks if that creates more value for shareholders than making acquisitions or new investments. We are laser focused on shareholder value.

I’ll have more to say on buybacks below, but briefly on common dividends—they can be a good way to return cash to shareholders if a company has excess capital (and insufficient uses with attractive returns) and it believes it can sustain the dividend through economic cycles. Today, we have a surfeit of good things to do with our capital, along the lines of the things I noted above. Another consideration for us is that our Project Adjusted EBITDA(2) will decline after 2022 as some of our more significant PPAs begin to expire and the plants are re-contracted either at lower prices or not at all. The impact on our operating cash flow is expected to be less, however, due to our continued repayment of debt, which should reduce cash interest payments. While we expect to generate significant cash flow in excess of our needs over the next five years, our Project Adjusted EBITDA(2) profile is not consistent with a sustainable dividend policy.

SHARE BUYBACKS

Politicians and the media are in the process of politicizing share buybacks. When that happens, intelligent investing goes out the window, to be replaced by ideology.

When a company repurchases shares, cash goes from the corporate treasury to shareholders who choose to sell their shares. Those shareholders either spend the cash or invest the cash elsewhere. Shareholders who choose not to sell their shares effectively increase their ownership in the company.

In some industries there is overcapacity and low or no growth. Other industries have a greater need for capital for internal or external expansion. It is rational to return capital to shareholders when an industry is oversupplied with capital or the financial profile of the individual business makes that an attractive use of capital.

Warren Buffett popularized share buybacks in this country. (Although on this front, we’d have to view Henry Singleton as the Samuel Johnson and Buffett as the James Boswell.) Buffett focuses on the price-to-intrinsic value relationship. If a company repurchases shares below its estimate of intrinsic value per share, then intrinsic value per remaining share increases. If repurchases are done at a premium to intrinsic value per share, then intrinsic value per remaining share declines.

Our share buybacks are a function of the price-to-value relationship compared to other potential uses of discretionary capital. We don’t buy back shares to send messages. I have never sold a share of Atlantic Power stock and don’t intend to do so. If the share price moved above our estimates of intrinsic value, we would consider issuing shares if we needed the capital. We would not buy shares at a price in excess of our estimates of intrinsic value.

Unfortunately, our country and the world are experiencing a health crisis. The economic consequences will be severe. Fortunately, Atlantic Power’s conservative financial management and disciplined approach allowed us to protect our employees in this crisis and to ramp up our return of capital to shareholders.

EAT YOUR OWN COOKING

Since I joined the company as CEO in January 2015 through the end of March of this year, executives and directors have bought nearly 2.3 million Atlantic Power common shares at a gross purchase price of more than $5.1 million. These shares were purchased in the open market by those individuals using personal funds and don’t include shares granted by the company as part of executive or board compensation. In my view, a history of officers and directors taking money out of their savings accounts to buy shares in the open market is the best evidence of managers aligning their interests with those of shareholders. Insider ownership, which does include shares granted under compensation programs, has increased from less than 1% of shares in 2014 to 3.4% today.

Meanwhile, the CEO and the two executive vice presidents have not had a base salary increase since 2015 (or earlier). All three received less total compensation in 2019 than in the previous year due to lower short-term bonuses and long-term equity incentives, despite 2019 being a highly successful year in terms of growth and an excellent year in many other ways, as indicated by the financial results. In both our portfolios and our executive compensation programs, we are trying to align our interests with those of shareholders.

GOING FORWARD

I did say at the beginning of this letter that I would provide a look forward.

For us, the best case scenario—as measured in terms of intrinsic value per share—would be a return to higher power prices. I have talked at length in past letters on power market fundamentals, environmental policies, and the tough dynamics in the sector.

If we see some supply destruction resulting from significant cuts to exploration and production budgets, then natural gas prices might actually rise. That would benefit our hydro projects as their PPAs expire.

If we see some improved capital discipline from institutions after a period of financial crisis, we might see a slowing of new investment in gas, wind, and solar plants, which in most cases are not needed as markets are generally oversupplied. These additions have net negative environmental impacts versus utilizing existing gas plants at higher than current levels of capacity. That development would be good for us across the board.

If, on the other hand, things muddle along with the status quo in the power sector for years to come, we have an average remaining PPA term of six years and our strong operating cash flow provides the ability to pay off our Term Loan by its maturity in April 2025. If we did nothing else with our  excess cash flow, we would expect to reach a zero net debt position sometime in 2025. At that point, we’d have hydro assets with long economic lives that are difficult to replace, gas plants that are more economic, more reliable and on a holistic analysis probably better environmentally than wind, solar, and batteries, and biomass plants with significant remaining PPA term—with no net debt. We don’t mind being in that position. We think about the business as if we were a family office expecting to own it for the long term, with potential upside from higher power and gas prices and investment opportunities and a downside that seems reasonably well protected.

Over the next five years we expect to generate cumulative discretionary cash flow of $115 million to $165 million after repaying $423 million of term loan and project debt during this period. In addition, on March 31 of this year, we had liquidity of $150 million, consisting of $48 million in cash and $102 million in available capacity under our revolver. We have been using cash for the repurchases of common and preferred shares and the acquisitions that we made in 2018 and 2019. Our revolver is available through April 2025 for acquisitions.

Over the past several years, we have reshaped Atlantic Power to withstand hard economic times with a stronger balance sheet and leaner cost structure. This is allowing us to react to the crisis as we have, for both our employees and our shareholders. Although our remaining PPA life is not as long as that of some other power companies in Canada, it is longer than most U.S. independent power producers, and it provides us the cash flow to pay down debt and generate discretionary capital even in a severe economic downturn.

We hope that both the pandemic and the economic fallout are short-lived, but we suspect there will be some changes needed by many businesses to adapt their balance sheets and business models to the new reality. Although we are small, we believe we are well positioned to use our liquidity when hard and turbulent times hit. We’ll do our best to use that position wisely for our shareholders, employees, customers, and the communities we serve.

If you have read this far, thank you for your interest in Atlantic Power. May you and your families stay healthy and safe.

James J. Moore, Jr.
President and Chief Executive Officer
April 28, 2020

v

2019 Business and Financial Highlights

Safety

Environmental, health, and safety performance. Safety remains our highest priority. Despite our continued strong focus on this area, we had nine recordable injuries in 2019, up from four in 2018. Fortunately, none resulted in hospitalizations. Three of the injuries resulted in lost time (versus one in 2018). In response to these developments, we increased behavioral safety training, rolled out a survey to determine which areas required improvement, expanded sharing of best practices across our plants and simplified a safety dashboard to better track injuries, safety training, and safety improvements. Several of these recordable injuries were associated with cuts and pinches to hands and could be attributable to improper hand protection, so our teams provided revised glove training for our staff and ensured that all plants were equipped with the proper hand protection required for all tasks. In addition, our environmental health and safety team increased its visits to our plants during scheduled outages. In the first quarter of 2020, we had no recordable injuries. Looking at our safety performance over a longer period, in 2019, nine of the 16 plants that we operate completed at least five consecutive years of operation without a lost-time incident. We received two environmental notices of violation in 2019, both minor, which we responded to and corrected promptly. We did not receive any notices of violation from either the Federal Energy Regulatory Commission or the North American Electric Reliability Council.

Culture

Servant leadership. We continued to promote a culture of servant leadership throughout the organization, emphasizing the need for leaders to act with respect, integrity, and honesty. We place very high importance on this effort, as we believe a strong culture is the bedrock of building long-term sustainable value. In 2019, we continued to roll out training to the plant level.

Operational

Plant availability. In 2019, our plants had an availability factor of 94.0%, with strong performance at most of our plants. The overall average declined from 96.5% in 2018 primarily due to extended outages at our Moresby Lake hydro plant due to a main transformer failure and at our Cadillac biomass plant due to a fire in September.

Continued focus on operating costs. In 2019, we continued to advance our program to improve our operation and maintenance performance. We rolled out Mainsaver (a maintenance management system) to the South Carolina biomass plants that we acquired in July, to the Koma Kulshan hydro plant, in which we acquired the remaining ownership interests in the third quarter of 2018, and to our Piedmont biomass plant. We are continuing to focus on optimizing preventive maintenance programs for all of our facilities. Another area of focus is avoiding equipment issues that result in unplanned outages. To that end, we have installed predictive analytic maintenance software (‘‘PRiSM’’) at seven plants over the past two years. To date, the system has had 32 ‘‘good catches’’ (potential equipment problems that were avoided). We intend to roll PRiSM out to two more plants in 2020. Our operations team continues to look for ways to improve the reliability and efficiency of our plants while ensuring the effectiveness of our maintenance and capital expenditures.

Asset management. In 2019, we successfully integrated the acquisition of the Allendale and Dorchester biomass plants in South Carolina into our fleet. We began the process of decommissioning our three plants in San Diego, with demolition expected to be completed in 2020. In the fourth quarter of 2019, we rolled out a new system for testing and evaluating the condition of all plant step-up transformers. Understanding the condition of these critical components will allow us to better predict potential failures, plan for long-lead purchases, and avoid extended plant outages.

Commercial

New contract for our Williams Lake plant. In September 2019, we executed a new ten-year Energy Purchase Agreement with BC Hydro for our Williams Lake biomass plant in British Columbia that became effective October 1, 2019. Under the new contract, Williams Lake receives a fixed price per megawatt-hour for energy produced. This price escalates annually in line with inflation, but does not include a fuel cost pass-through. Given the state of the timber market in British Columbia, we believe that the availability and cost of fuel will be the most significant variables determining the operational and financial performance of the plant. Since executing the new contract, we have been focused on rebuilding our fuel supply sources, including traditional mill waste and forest and roadside residuals. We have entered into a new fuel supply arrangement with local First Nations, purchased and deployed a new mobile fuel grinder, and entered into other short-term agreements with third parties to extend supplies of mill waste and secure additional forest residuals. The grinder has been helpful in sourcing and transporting wood waste from forest areas.

PPA extension for our Kenilworth plant. In July 2019, Merck (the customer at our Kenilworth plant) executed its option to extend the PPA for another year, to September 2021. This was the third and final one-year extension option under the PPA. We continue to engage with Merck on short-term and long-term options for their power supply needs beyond that date.

Closed two acquisitions. In July 2019, we closed the acquisition of the Allendale and Dorchester biomass plants in South Carolina from EDF Renewables. The plants, which each have a capacity of 20 megawatts (‘‘MW’’), operate under PPAs that run through late 2043. In August 2019, we closed the acquisition of equity interests in two other biomass plants from AltaGas Power Holdings (U.S.) Inc. We acquired a 50% interest in the 48 MW Craven plant in North Carolina and a 30% interest in the 37 MW Grayling plant in Michigan; both plants operate under PPAs that run through 2027.

Agreement for the sale of our Manchief plant. In May 2019, we reached an agreement to sell our Manchief gas-fired plant to Public Service Co. of Colorado for $45.2 million in May 2022 following the expiration of the plant’s PPA. We view this as a positive outcome that will allow us to realize the cash flows generated by the plant during the remaining contract term and further reduce debt upon closing of the sale in 2022. All regulatory approvals required for the sale have been received.

Financial

Results in line with or better than guidance. In 2019, cash provided by operating activities (a GAAP measure) was $144.7 million. Excluding a net working capital benefit, cash flow was approximately $128 million, which exceeded our estimated range of $115 million to $125 million (which was increased from our initial estimate of $100 million to $115 million). Project Adjusted EBITDA(2) was $196.1 million, which exceeded our guidance range of $185 million to $195 million (which was increased from our initial guidance of $175 million to $190 million). (Project Adjusted EBITDA is a non-GAAP measure; see Appendix A on page xii for a reconciliation to its nearest GAAP measure.)

Continued to significantly reduce debt. In 2019, we repaid $72.3 million of term loan and  consolidated project debt from operating cash flow. In addition, in April 2019, we used discretionary cash to redeem Cdn$24.7 million (US$18.5 million equivalent) of the remaining 6.00% Series D convertible debentures that were scheduled to mature in December 2019. Our total consolidated debt reduction of $90.8 million represented an approximate 11% reduction in debt from the year-end 2018 level. At year-end 2019, our consolidated leverage ratio(3) was 3.8 times, improved from 4.5 times at year-end 2018. Since year-end 2013, we have reduced consolidated debt by $1.2 billion or approximately 65%.

Reduced interest payments. In 2019, we reduced our cash interest payments by nearly $4 million from the 2018 level. We achieved this as a result of continued debt repayment and the reductions in the spread on our credit facilities. Since 2013, consistent with the significant debt reduction during that period, our cash interest payments have been reduced by more than $90 million. We also continue to manage our exposure to increases in market interest rates. At year-end 2019, more than 99% of our consolidated debt carried either a fixed rate or a variable rate that has been fixed through interest rate swaps. We have hedged approximately 93% of our interest rate exposure on our Term Loan through 2021.

Credit rating upgrade. In December 2019, S&P Global Ratings raised its issuer credit rating for the Corporation to BB- (stable) from B+ (positive) based on our improving leverage profile. Ratings on our Term Loan, Revolving Credit Facility and Medium-Term Notes were raised to BB from BB-. S&P cited our highly contracted cash flow profile and demonstrated track record and commitment to deleveraging. Since October 2015, we have received four rating upgrades, two each from S&P and Moody’s.

Maintained strong liquidity. Our liquidity at year-end 2019 was $196.5 million, including approximately $42 million of discretionary cash. Even after completing two acquisitions and repurchasing a significant amount of common and preferred shares during 2019, our liquidity increased slightly from the year-end 2018 level.

Maintained stable overhead costs. Our 2019 corporate general and administrative (‘‘G&A’’) costs of $24 million were essentially unchanged from the 2018 level. G&A expense has been about flat since 2016, but is down approximately 56% from the 2013 level. Although the most significant cost reductions are behind us, we continue to look for additional cost reduction opportunities.

Capital Allocation

Acquisitions of contracted assets. As noted, in 2019, we closed the acquisitions of two biomass plants and equity interests in two other biomass plants for a total investment of $31.3 million. These operating plants have long-dated PPAs that add to our capacity and extend our average remaining contract life and which have been contributing to Project Adjusted EBITDA(2) and cash flow. (Project Adjusted EBITDA is a non-GAAP measure; see Appendix A on page xii for a reconciliation to its nearest GAAP measure.) Including the $13.6 million acquisition of a consolidating interest in our Koma Kulshan hydro project in 2018, we invested $44.9 million in acquisitions in 2018 and 2019, marking a significant reorientation toward growth initiatives after a multiyear restructuring effort. We funded these acquisitions from discretionary cash.

Repurchases of common and preferred shares. During 2019, we repurchased and canceled nearly 1.1 million common shares at a total cost of $2.5 million, or an average price of $2.31 per share. We made these purchases because we considered the trading price of our common shares to be at a discount to our estimates of intrinsic value per share. We also repurchased and canceled approximately 676,000 preferred shares at a total cost of Cdn$10.6 million (US$8.0 million equivalent), representing  an approximate 38% discount to par value and an attractive after-tax yield of approximately 10% to 12%. We undertake repurchases of our securities when we believe that the returns from such repurchases are more compelling than the returns available from other internal or external investments. We funded these $10.5 million of repurchases from discretionary cash. From 2015 through 2019, we repurchased a total of approximately 17.0 million common shares, representing an investment of $38.8 million, and a total of nearly 1.6 million preferred shares, representing a total investment of Cdn$24.7 million (US$19.1 million equivalent). Common shares outstanding have been reduced by approximately 11% during this period.

Q1 2020 Developments

Achieved favorable changes to credit facilities. In the first quarter of 2020, we amended our credit facilities to extend the maturity dates of our $380 million Term Loan and our Revolving Credit Facility to April 2025. The capacity of the Revolving Credit Facility was reduced to $180 million from $200 million, although we can seek an increase to a maximum of $210 million without a further amendment, subject to conditions. In addition, the interest rate margin on these facilities was reduced by 25 basis points to LIBOR plus 250 basis points. Since issuing the credit facilities in 2016, we have re-priced the spread a total of five times, with a cumulative reduction in the margin of 250 basis points. The margin will be reduced another 25 basis points if we achieve a consolidated leverage ratio(3) of 2.75 times.

Notes

(1)	Churchill, Winston S. Step by Step: Political Writings: 1936-1939. New York: Bloomsbury Academic, 2015.

(2)	Project Adjusted EBITDA is not a measure recognized under GAAP and does not have a standardized meaning prescribed by GAAP, and is therefore unlikely to be comparable to similar measures presented by other companies. Investors are cautioned that the Company may calculate this non-GAAP measure in a manner that is different from other companies. The most directly comparable GAAP measure is Project income (loss). Project Adjusted EBITDA is defined as Project income (loss) plus interest, taxes, depreciation, and amortization (including non-cash impairment charges), and changes in the fair value of derivative instruments. Management uses Project Adjusted EBITDA at the project level to provide comparative information about project performance and believes such information is helpful to investors. A reconciliation of Project Adjusted EBITDA to Project income (loss) and to Net income (loss) on a consolidated basis is provided in Appendix A on page xii. The Company has not provided guidance for Project income or Net income because of the difficulty of making accurate forecasts and projections without unreasonable efforts with respect to certain highly variable components of these comparable GAAP metrics, including changes in the fair value of derivative instruments and foreign exchange gains or losses.

(3)	Leverage ratio is defined as the ratio of Consolidated Debt to Adjusted EBITDA, calculated for the trailing four quarters. Note that we calculate this ratio on a gross debt basis, not net of cash.

Cautionary Note Regarding Forward-Looking Statements

To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and under Canadian securities law (collectively, ‘‘forward-looking statements’’).

Certain statements in this news release may constitute forward-looking information or forward- looking statements within the meaning of applicable securities laws (collectively, ‘‘forward-looking statements’’), which reflect the expectations of management regarding the future growth, results of operations, performance and business prospects and opportunities of the Company and its projects. These statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, can generally be identified by the use of the words ‘‘plans’’, ‘‘expects’’, ‘‘does not expect’’, ‘‘is expected’’, ‘‘budget’’, ‘‘estimates’’, ‘‘forecasts’’, ‘‘intends’’, ‘‘anticipates’’ or ‘‘does not anticipate’’, ‘‘believes’’, ‘‘outlook’’, ‘‘objective’’, or ‘‘continue’’, or equivalents or variations, including negative variations, of such words and phrases, or state that certain actions, events or results, ‘‘may’’, ‘‘could’’, ‘‘would’’, ‘‘should’’, ‘‘might’’ or ‘‘will’’ be taken, occur or be achieved. Examples of such statements in this press release include, but are not limited to, statements with respect to the following:

•    that the Company’s financial strength means it is well positioned to navigate the COVID-19 crisis;

•    the Company’s plan to continue allocating its discretionary capital to debt repayment;

•   the Company’s expectation that it will pay off its term loan in full in April 2025;

•   the Company’s expectation that there is less need for discretionary investments in existing assets;

•   the Company’s expectation that the return on the biomass plants acquired in 2019 will be in excess of 15% unlevered pre-tax;

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•   the Company’s expectation that it will not pay U.S. federal or Canadian income taxes for some time;

•    the Company’s plan to use the proceeds of the Manchief plant sale to pay down debt;

•    the Company’s expectation with respect to the impact of PPA expirations on its Project Adjusted EBITDA and operating cash flow after 2022; the Company’s expectation with respect to generation of cumulative discretionary cash flow over the next five years;

•    the Company’s plan to roll out PRiSM to two more plants in 2020;

•    the Company’s plans to demolish the three San Diego plants;

•    the Company’s assessment of its credit profile and liquidity;

•    the Company’s view that the Koma Kulshan hydro facility has economic life beyond the PPA term;

•    the Company’s expectation that the acquisition of the South Carolina biomass plants will extend average remaining contract life and strengthen longer-term cash flows; and

•    the Company’s estimate that the repurchase of preferred shares yielded an after-tax return of approximately 10% to 12%.

Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not or the times at or by which such performance or results will be achieved. Please refer to the factors discussed under ‘‘Risk Factors’’ and ‘‘Forward-Looking Information’’ in the Company’s periodic reports as filed with the U.S. Securities and Exchange Commission (the ‘‘SEC’’) from time to time for   a detailed discussion of the risks and uncertainties affecting the Company. Although the forward- looking statements contained in this news release are based upon what are believed to be reasonable assumptions, investors cannot be assured that actual results will be consistent with these forward- looking statements, and the differences may be material. These forward-looking statements are made as of the date of this news release and, except as expressly required by applicable law, the Company assumes no obligation to update or revise them to reflect new events or circumstances.

APPENDIX A

ATLANTIC POWER CORPORATION RECONCILIATION OF NET (LOSS) INCOME (A GAAP MEASURE) TO PROJECT ADJUSTED EBITDA FOR THE YEARS ENDED DECEMBER 31, 2019 AND DECEMBER 31, 2018 (UNAUDITED) (in millions of U.S. dollars, except as otherwise stated)

(in millions of U.S. dollars, except as otherwise stated)

	2019	2018
Net (loss) income attributable to Atlantic Power Corporation	($42.6)	$36.8
Net (loss) income attributable to preferred share dividends of a subsidiary company	(1.2)	0.4
Net (loss) income	($43.8)	$37.2
Income tax expense	9.8	0.2
(Loss) income from operations before income taxes	(34.0)	37.4
Administration	23.9	23.9
Interest expense, net	44.0	52.7
Foreign exchange loss (gain)	11.9	(22.8)
Other expense (income), net	1.0	(3.0)
Project income	$46.8	$88.2
Reconciliation to Project Adjusted EBITDA
Depreciation and amortization	$80.7	$99.7
Interest expense, net	2.5	3.4
Change in the fair value of derivative instruments	8.9	(2.2)
Impairment	55.0	—
Insurance loss	1.0	—
Other expense (income), net	1.2	(4.0)
Project Adjusted EBITDA	$196.1	$185.1